Exhibit 99

AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2006 SECOND QUARTER

MURRYSVILLE, PA, January 26, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and six months ended December 31, 2005.

FINANCIAL RESULTS

Three Months Ended December 31, 2005
Net sales for the second quarter totaled $257.9 million, up 14 percent over the $225.9 million achieved in the second quarter a year ago. Changes in foreign currency exchange rates negatively impacted revenues by approximately $3.0 million, or one percent, during the current year’s second quarter.

Domestic revenues increased 15 percent from $154.3 million in the second quarter a year ago to $176.9 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $13.0 million, or 15 percent in domestic sleep therapy products. Additionally, the Company’s Hospital Group was led by 13 percent growth in hospital ventilation which increased from $17.1 million last year to $19.3 million in the current year second quarter. Respiratory Drug Delivery continued to post exceptional growth, increasing by 50 percent versus the prior year.

International revenues totaled $81.0 million for the second quarter, a 13 percent increase over the $71.6 million reported a year ago. Excluding the impact of unfavorable changes in foreign currency exchange rates, international revenue growth was 17 percent versus the prior year. International growth was driven by 23 percent growth in sleep therapy (27 percent excluding the impact of foreign currency exchange rates) and strong performance in the Company’s home and hospital ventilation product lines.

Despite the unfavorable impact from foreign currency exchange rates during the second quarter, International revenues represented 31 percent of total revenues as a result of the Company’s strategic international expansion initiatives.

Net income for the current quarter was $24.1 million, or $0.33 per diluted share, including stock compensation expenses totaling $3.1 million on a pre-tax basis, or approximately $0.03 per diluted share after tax. The current year represents the Company’s initial year for adoption of Financial Accounting Standards Board Statement Number 123 (Revised 2004) — “Share-Based Payment (“FASB No. 123( R )”).” Excluding the impact of stock compensation expenses in the current year second quarter, net income was $26.3 million, or $0.36 per diluted share.

Net income for the prior year second quarter was $20.1 million, or $0.28 per diluted share, including restructuring and acquisition-related expenses totaling $2.3 million on a pre-tax basis or approximately $0.02 per share after tax. Diluted earnings per share in the prior year, excluding the impact of restructuring and acquisition related expenses, were $0.30.

The Company’s 19% increase in non-GAAP diluted earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

Six Months Ended December 31, 2005
For the six-months ended December 31, 2005, net sales increased to $498.1 million, a 17 percent increase compared to $425.4 million from the last year’s comparable six-month period.

Net income for the six-months ended December 31, 2005 was $42.6 million, or $0.58 per diluted share, including stock compensation expenses totaling $5.9 million on a pre-tax basis, or approximately $0.06 per diluted share after tax. Excluding the impact of stock compensation expenses in the current year, net income was $46.8 million, or $0.64 per diluted share. This represents a 20 percent increase over $0.53 per diluted share reported a year ago, excluding the impact of restructuring and acquisition related expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer of Respironics, commented, “We are very pleased to be reporting another quarter of record revenues and profits in line with our guidance. Our results, once again, reflect balanced growth across our various business units and geographic markets. Our domestic revenue gains were led by another strong performance in sleep therapy, which posted 15 percent growth, and our hospital ventilation products. Our innovative respiratory drug delivery devices have driven exceptional growth for another quarter as we continue to invest in this emerging growth driver.”

“In the international markets, our recent acquisitions and newly formed joint ventures, as well as our increased investment in international infrastructure, have continued to drive strong performance in our key markets. International sleep therapy continues to be a strong growth driver posting 23 percent year-over-year growth in the face of difficult foreign currency changes. Our international hospital growth of 16 percent reflects strong performance in ventilation and drug delivery devices and further validates the success we are having in penetrating these markets,” Mr. Miclot added.

Commenting on the Company’s new product development initiatives, Mr. Miclot stated, “Our new product pipeline is full, and we remain on track to begin release of our new family of sleep apnea devices in the third quarter. By the end of this fiscal year, we expect that all of the devices included in our new M SERIES will be available to our customers in both domestic and international markets,” he added. “We are also in the process of releasing two new patient interface products. In our other key markets, we continue to work on several enhancements to our critical care ventilation and monitoring products as well as our advanced respiratory drug delivery devices. We believe these new products will be key elements of the robust solutions Respironics offers to solve market needs in the global sleep and respiratory markets,” he concluded.

Mr. Miclot further commented on the Company’s progress in implementation of its strategic plan, “We have continued to make strategic investments during the quarter, including our purchase of unique oxygen generation technology. We believe that with refinements to this system, this technology can be the basis for a cost effective oxygen generation device. These investments reflect the execution of our strategy, which calls for the continued expansion of our presence in the sleep and respiratory markets through both internal development and acquisitions.”

Financial Position
The Company continues to maintain a strong balance sheet position, with a quarter-end cash balance of $250.3 million and long-term debt of $28.3 million. These balances reflect $15.6 million of investments the Company made during the second quarter, representing both new strategic acquisitions, as well as payments on earn-outs from previous acquisitions. The Company also paid down $5.0 million of debt during the quarter. The Company continues to maintain positive accounts receivable and working capital performance.

Outlook
For fiscal year 2006, the Company is raising its earnings per share estimates (exclusive of equity compensation expense) to approximately $1.46 to $1.48. Revenue expectations for the year are approximately $1,045 million to $1,055 million. Earnings per share estimates for the quarter ending March 31, 2006 are in the range of $0.40 to $0.41.

This earnings per share outlook does not include the impact of the Company’s adoption of FASB No. 123( R ). During the 2006 fiscal year, the Company expects to incur approximately $13.0 to $14.0 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.5 million to $4.0 million of stock compensation expense on a pre-tax basis, or $0.03 to $0.04 per share after tax during the third quarter of the 2006 fiscal year. The actual expenses recorded during the 2006 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in over 130 countries and employs more than 4,200 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at
http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	12/31/05	12/31/04	12/31/05	12/31/04

Sales	$257,901	$225,929	$498,124	$425,366
Gross profit	142,732	122,778	275,411	230,152
Stock compensation expenses (1)	3,105	0	5,879	0
Income before income taxes	38,626	32,035	68,527	56,147
Net income	24,053	20,070	42,629	35,260
Basic earnings per share	0.33	0.28	0.59	0.50
Diluted earnings per share	0.33	0.28	0.58	0.49
Diluted earnings per share, excluding the impact of stock compensation expenses (1)	0.36	0.28	0.64	0.49
Basic shares outstanding	72,160	70,583	72,014	70,366
Diluted shares outstanding	73,540	71,985	73,453	71,902

(1) - See reconciliation of Non-GAAP financial measures in table at the end of this press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Six months ended
	12/31/05	12/31/04	12/31/05	12/31/04

Domestic Sleep and Home Respiratory Group	$127,653	$110,632	$251,257	$215,692
Domestic Hospital Group	49,237	43,667	91,641	75,908
International Group	81,011	71,630	155,226	133,766
Total	$257,901	$225,929	$498,124	$425,366

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	12/31/05	6/30/05
Cash and cash equivalents	$250,304	$234,632
Trade accounts receivable	174,379	153,479
Inventories	102,691	96,315
Other current assets	60,095	51,698
Total current assets	587,469	536,124
Property, plant and equipment (net)	126,607	127,376
Other assets, including goodwill	225,447	214,946
Total assets	$939,523	$878,446
Current liabilities	$202,160	$198,022
Long-term obligations	28,322	29,241
Other non-current liabilities	22,591	23,537
Shareholders’ equity	686,450	627,646
Total liabilities and shareholders’ equity	$939,523	$878,446

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Six Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04

GAAP net income	$24,053	$20,070	$42,629	$35,260
Stock compensation expenses, net of tax	2,208	0	4,217	0
Net income, excluding the impact of FAS 123( R )	$26,261	$20,070	$46,846	$35,260
GAAP Diluted shares outstanding	73,540	71,985	73,453	71,902
FAS 123( R ) impact on diluted shares outstanding	(295)	0	(316)	0
Diluted shares outstanding,
excluding the impact of FAS 123( R )	73,245	71,985	73,137	71,902
Diluted earnings per share,
excluding the impact of FAS 123( R )	$0.36	$0.28	$0.64	$0.49

The Company adopted FASB No. 123( R ) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expenses in the statement of operations during the quarter and six months ended December 31, 2005 without corresponding charges in the prior year periods. Respironics believes that presenting diluted earnings per share, excluding the impact of stock compensation expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information may also provide investors better insight in evaluating the Company’s earnings performance from core operations in comparison to the prior year.